Exhibit 99.1

Contacts:

Media: Lauren Burk at 703-469-1004 or lburk@fbr.com

Investors: Paul Beattie at 703-312-9673 or pbeattie@fbr.com

FBR Announces Previously Disclosed Offers of

Settlement Accepted by SEC and NASD

ARLINGTON, VA, December 20, 2006 – Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) today announced that the April 2005 offers of settlement made to the Securities and Exchange Commission and NASD by its broker-dealer subsidiary, Friedman, Billings, Ramsey & Co., Inc. (“the company”), concerning the company’s trading in a company account and the offering of a private investment in public equity (“PIPE”) on behalf of CompuDyne, Inc. (“CDCY”) in October 2001, have been accepted in their entirety by the two agencies. FBR previously announced the terms of its offers of settlement on April 26, 2005; those terms remain unchanged.

Friedman, Billings, Ramsey Group, Inc. provides investment banking*, institutional brokerage*, asset management, and private wealth services through its operating subsidiaries and invests in mortgage-related assets and merchant banking opportunities. FBR focuses capital and financial expertise on eight industry sectors: consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate, and technology, media and telecommunications. FBR is headquartered in the Washington, D.C. metropolitan area with offices in Arlington, Va., Boston, Dallas, Houston, Irvine, London, New York, Phoenix and San Francisco. Friedman, Billings, Ramsey Group, Inc. is the parent company of First NLC Financial Services, Inc., a non-conforming residential mortgage originator headquartered in Deerfield Beach, Florida. For more information, see http://www.fbr.com.

*	Friedman, Billings, Ramsey & Co., Inc.

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